FOR IMMEDIATE RELEASE Federal Signal Corporation to Hold Virtual Annual Meeting of Stockholders Oak Brook, Illinois, April 2, 2020 — Federal Signal Corporation (NYSE:FSS) (the “Company”) today announced that it has decided to cancel the option to attend the Annual Meeting in person and will instead host its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) virtually via the Internet. In its Proxy Statement filed on March 12, 2020, the Company disclosed that stockholders may attend the Annual Meeting virtually via the Internet, in person at the Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, IL 60523, or by proxy. Given the current government restrictions and uncertainty as a result of the coronavirus outbreak, and in the interests of the health of the public and its stockholders, directors and employees, the Company has decided to cancel the option to attend the Annual Meeting in person. Stockholders are encouraged to attend the Annual Meeting via the Internet. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted to www.virtualshareholdermeeting.com/FSS2020. Stockholders may vote and submit questions while attending the Annual Meeting via the Internet. About Federal Signal Federal Signal Corporation (NYSE: FSS) builds and delivers equipment of unmatched quality that moves material, cleans infrastructure, and protects the communities where we work and live. Founded in 1901, Federal Signal is a leading global designer, manufacturer and supplier of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: http://www.federalsignal.com. Contact: Ian Hudson, Chief Financial Officer, +1-630-954-2000, ihudson@federalsignal.com 1